Advaxis’ Listeria Cancer Vaccine Receives
Regulatory Approval for Phase I/II testing
in cervical cancer

North Brunswick, NJ, February 21, 2006, Advaxis, Inc. (OTCBB: ADXS) announced that regulators have allowed the company to initiate Phase I/II clinical testing with its lead compound, Listeria-based cancer vaccine, Lovaxin C. Lovaxin C, which specifically targets cervical cancer in women, will be tested for the first time in humans in this study.

Roni Appel, President and CEO of Advaxis said: “This day marks a pivotal day for Advaxis as our first cancer immunotherapeutic enters the clinic.”

Pre-clinical data for Lovaxin C demonstrates an extremely robust immune response to tumors upon administration of the drug and eradication of tumors in more than half of the animals tested. Unlike other products in late clinical trials, which are preventative vaccines against the HPV virus (the virus which causes cervical cancer), but cannot benefit woman already infected with the virus. The Advaxis vaccine Lovaxin C is a therapeutic designed to treat women who have developed cervical cancer who as a result of an HPV infection. Advaxis is targeting this significant unmet medical need with the Lovaxin C vaccine.

“It is important to all women that we have finally been given authorization to test a cancer vaccine in humans that has been so potent in animal models,” said Mr. Appel. "This Phase I/II trial is the first step in a comprehensive plan that will build on the strong pre-clinical results we have seen in more than a decade of development work. This is the first time a proprietary, modified, disease specific Listeria will be tested in human patients. We expect that Lovaxin C will be the first in a long line of products brought to the clinic.”

Advaxis expects to begin dosing at multiple center sites by the end of February. The study will be conducted at Hadassah Hospital in Jerusalem, The Institute of Oncology and Radiology in Belgrade, which treats several hundred cervical cancer patients every year, and at two facilities in Mexico. The first regulatory approval has been received for Belgrade, with approvals for Israel and Mexico in review and anticipated shortly. Advaxis expects to announce the data from these trials in the second half of 2006. The introduction of Lovaxin C into the clinic paves the way for Advaxis’ other pipeline products, including those for breast, ovarian, and prostate cancers, to enter the clinic.

About Advaxis

Based in North Brunswick, New Jersey. Advaxis is developing proprietary Listeria cancer vaccines based on technology developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania, and chair person of Advaxis' Scientific Advisory Board. Advaxis is developing therapeutic cancer vaccines that enhance the immune system's cancer-fighting abilities through its proprietary Listeria monocytogenes based system, which utilizes two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective Listeria based cancer vaccines. Advaxis is the exclusive licensee of a patented broadly enabling Listeria platform technology that can elicit effective anti-tumor responses. Advaxis' lead Listeria vaccine candidate, Lovaxin C, targets cervical and head and neck cancers. Further Listeria vaccines in development target breast, ovarian and lung cancers. Advaxis is entering a Phase I/II clinical trial. The Listeria platform will also have applications in the fields of infectious disease and autoimmune disorders.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contact:

Advaxis, Inc.
Company Contact
Roni Appel, 201-750-2347

Investor Relations Group
Investors: Erik Lux/Adam Holdsworth, 212-825-3210
Or
Media: Janet Vasquez, 212-825-3210